Exhibit 5.1 ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX WWW.FOLEY.COM

March 27, 2020

ThermoGenesis Holdings, Inc. 2711 Citrus Road Rancho Cordova, California 95742

Ladies and Gentlemen:

We have acted as securities counsel for ThermoGenesis Holdings, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of up to 1,000,002 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company pursuant to the Registration Statement on Form S-3, Registration No. 333-235509, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on January 3, 2020 (the “Registration Statement”). The prospectus supplement dated March 25, 2020, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Prospectus Supplement.” The Shares are to be sold to three institutional and accredited investors pursuant to a Securities Purchase Agreement dated as of March 25, 2020 (the “Purchase Agreement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the Shares, we have examined: (i) the Company’s certificate of incorporation and bylaws, both as currently in effect; (ii) certain resolutions of the Board of Directors and a pricing committee of the Board of Directors of the Company relating to the sale of the Shares; (iii) the Purchase Agreement; and (iv) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

ThermoGenesis Holdings, Inc. March 27, 2020 Page 2

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Shares while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 27, 2020, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP